EXHIBIT 10.47

AGREEMENT AND RELEASE

      This agreement and release (the “Agreement”) is entered into between David L. Harris, on behalf of his present or former heirs, agents, executors, employees, attorneys, and any business entities which Employee owns or controls (collectively referred to herein as “Employee”), and Whitehall Jewelers, Inc., f/k/a Whitehall Jewellers, Inc. its present and former parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective present and former officers, directors, shareholders, partners, joint ventures, insurers, benefit plans, plan fiduciaries and plan administrators, employees, agents and representatives (collectively referred to herein as “Whitehall”).

      WHEREAS, the parties desire to end the employment relationship created and evidenced by that certain Employment Agreement, dated November 15 2006, by and between Employee and Whitehall (as the same may have been amended, modified, supplemented or restated, the “Employment Agreement”) in an amicable manner;

     NOW THEREFORE, in consideration of the covenants contained herein, the parties agree as follows:

1.   Waiver and General Release:

     A. In consideration of the payments and promises set forth herein, Employee does hereby fully, finally and forever waive and unconditionally release, acquit and discharge Whitehall from any and all claims, obligations, or causes of action whatsoever, whether currently known or unknown and whether currently suspected or unsuspected, in any way arising out of or relating to any act or omission occurring on or prior to the date Employee executes this Agreement, including but not limited to al claims regarding Employee’s employment with or termination of employment with Whitehall or claims for wrongful discharge; attorneys’ fees and costs, equitable or injunctive relief, compensatory or punitive damages; breach of contract; tort claims, employment discrimination, harassment or retaliation, including but not limited to claims arising under the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq., the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Americans With Disabilities Act, 42 U.S.C. §12101, et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq., Executive Orders 11246 or 11141 or the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., Illinois Employment Discrimination Law or any other statutory or common law causes of action. To the extent permitted by law, Employee represents and warrants that Employee has not and will not institute any legal proceeding relating to or arising out of any of the claims released in this Agreement and agrees to withdraw and waive any right to recovery in the event any such legal proceeding is instituted.

2.   Employee’s Separation Date: Employee’s separation is effective as of the close of business on August 13, 2007, for all purposes (the “Separation Date”). Employee acknowledges that Employee has been paid Employee’s base salary through the Separation Date. Employee represents and warrants that Employee has been paid in full for all hours worked and all services performed on behalf of Whitehall.

3.   Severance Payment to Employee: For a period of twelve (12) months from the date of separation, Whitehall agrees to continue paying Employee amounts equal to employee’s base salary that otherwise would have been payable had the Employee’s employment not been terminated less applicable tax withholdings. Notwithstanding anything contained herein to the contrary, the amounts payable to the Employee under this Section 3 shall be reduced by the amount of salary, bonus or other compensation which the Employee receives from a subsequent employer during the period of time that amounts are payable to the Employee under such this Section 3. Employee shall immediately provide Whitehall with notice of any salary, bonus, remuneration or other compensation that the Employee receives from a subsequent employer, other employment or engagement and provide documentation in support thereof. Any payment due hereunder shall not be due until after the seven (7) day revocation period referenced in Section 12 has expired.

4.   Benefits Continuation: Employee will not earn any benefits under, and will not participate in, any Whitehall benefit plans or programs following the Separation Date. Notwithstanding the foregoing, Employee shall have whatever rights may exist under COBRA to continue to participate in Whitehall’s group health insurance plan following the Separation Date, provided he elects to continue such coverage at his expense in a timely manner and complies with all established terms and conditions for such continuation of coverage.

5.   Vacation Pay: Whitehall will pay Employee $13,442.29 less applicable tax withholdings for all earned but unused vacation benefits that Employee earned based on Employment through the Separation Date in accordance with applicable laws and Whitehall’s established payroll practices.

6.   Expense Reimbursement: Within twenty (20) days after the Separation Date, Employee shall submit to Whitehall any request for reimbursement of business expenses actually incurred by Employee during Employee’s employment with Whitehall prior to Separation Date, and such expenses will be paid by Whitehall if allowable under Whitehall’s established expense reimbursement policy and practices. Whitehall shall have no obligation to reimburse Employee for any business expenses for which a request for reimbursement is not made within such twenty (20) day period.

7.   Other Payments or Benefits: In addition to payments set forth herein, in further consideration for the promises set forth herein, Whitehall agrees to pay Employee an additional severance benefit equal to Five Thousand Dollars ($5,000) less applicable tax withholdings. Other than as expressly set forth in this Agreement, Employee will not receive compensation, payments or benefits of any kind from Whitehall, and Employee expressly acknowledges and agrees that Employee is not entitled to any other compensation, payment, benefit from Whitehall. All prior written and oral understandings or agreements, including, but not limited to the Employment Agreement between Employee and Whitehall are released and terminated other than the obligations of Employee in the Employment Agreement which continue beyond termination. Any payment due hereunder shall not be due until after the seven (7) day revocation period referenced in Section 12 has expired.

8.   Return of Whitehall Property: Employee represents and warrants that Employee has returned to Whitehall all company property in Employee’s possession, custody, or control, including, but not limited to computers, laptops, cell phones, fax machines, credit reports, personnel records, samples, and any other property or documents concerning Whitehall, its business and/or financial activities or practices, its marketing or employees or applicants for employment. Employee further represents and warrants that Employee will not retain any copies of such property.

9.   Confidentiality of this Agreement: Employee and Whitehall agree not to disclose the terms or existence of this Agreement to any person other than Employee’s spouse, attorney or accountant as necessary for preparation of income tax returns and other tax related matters, and officers and directors of Whitehall who have a business need to know its terms, or as may be otherwise required by law. The parties further agree that if any of the terms of this Agreement are so disclosed to persons permitted under this paragraph, Employee will direct that person not to disclose the terms of this Agreement to any other person.

10.   Restrictive Covenants:

     A.   Employee shall not disclose at any time to any person or entity any nonpublic information that Employee has obtained, maintained, or acquired during the period of Employee’s employment with Whitehall concerning Whitehall, its business and/or financial activities or practices, its marketing or business-development plans or prospective customers, or its employees or applicants for employment.

     B.   During the period that commences on the Separation Date and ends one year later, Employee agrees that Employee will not, directly or indirectly participate or assist in the recruitment or hiring, either by Employee or any third-party or entity, of (x) any person employed by Whitehall on the Separation Date or (y) any then-current Whitehall employee and/or will not otherwise directly or indirectly induce or seek to induce such then-current Whitehall employee to leave Whitehall’s employment. In the event Employee is contacted by (x) any person employed by Whitehall on the Separation Date or (y) any then-current Whitehall employee concerning employment with Employee or any third-party or entity, Employee will inform the inquiring person only. “I am not permitted to discuss this matter with you.”

     C.   Employee will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against Whitehall or the individual or entities that are owners, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, predecessors, successors or assigns of Whitehall, except if testifying truthfully under oath pursuant to subpoena or otherwise. The officers of Whitehall will not issue any communication, written, verbal, or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against Employee.

11.   Non-Admission: The parties agree that this Agreement is not intended to and does not constitute any admission of fault, wrongdoing, responsibility or liability on the part of Whitehall. No final finding or judgments have been made so neither party claims nor will claim to be a prevailing party to any degree or extent.

12.   Acknowledgments: Employee hereby acknowledges that (i) this Agreement is written in a manner understood by Employee (ii) this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended; (iii) Employee has received valuable consideration in exchange for the waiver and release of claims included in this Agreement; (iv) Employee has been advised by Whitehall to consult with an attorney prior to executing this Agreement: (v) Employee may take up to 21 days from receipt of this Agreement to consider whether to sign the Agreement and (vi) Employee shall have seven (7) days following execution to revoke this Agreement (in which case this Agreement shall be null and void and neither Employee nor Whitehall shall any obligations under it), and the Agreement shall not take effect until those seven days have expired (Effective Date). In order for a revocation of the Agreement by Employee to be effective, a written notice of revocation must be received by Whitehall within the seven (7) day revocation period.

13.   Cooperation: Employee agrees that if requested by Whitehall Employee will assist and cooperate with Whitehall in connection with any matter that relates to services performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee, such assistance and cooperation to be reasonable in scope and duration and consistent with Employee’s employment with the Company and shall not unreasonably interfere with Employee’s business or job responsibilities. Employee agrees to execute any document necessary to effectuate this Agreement.

14.   Performance by Employee: Employee agrees and acknowledges that each of Employee’s promises and obligations as set forth in this Agreement is a material term with which Employee must strictly comply. Employee further agrees that, in the event Employee fails to comply with any of the promises or obligations contained herein, Whitehall, in addition to such other and further remedies to which it may be entitled as a matter of law, may cease making the payments to Employee provided for in Section 3 above, and Employee shall immediately return any and all payments already made to Employee or to persons on Employee’s behalf under this Agreement.

15.   Applicable Law: The provisions of this Agreement shall be governed by the laws of the State of Illinois without regard for its conflict of laws provisions. The parties waive any objection to venue and personal jurisdiction in the courts located in Cook County, Illinois. THE PARTIES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED THEREBY. In the event that litigation arises in connection with the enforcement of this Agreement, the prevailing party will be entitled to recover the costs and expenses of such litigation including, but not limited to reasonable attorney’s fees as well as provable damages.

16.   Entire Agreement: This Agreement sets forth the entire Agreement between the parties and supersedes and replaces all prior representations, communications, agreements and understanding between the parties pertaining to the subject matter hereof. If any portion of this Agreement is held to invalid or unenforceable, such portion may be excised or modified so it may become valid and enforceable and, in any event, the rest of this Agreement shall not be affected and shall be given full force and effect.

AGREED AND ACCEPTED:

DAVID L. HARRIS
WHITEHALL JEWELERS, INC.

/s/ David Harris	By:	/s/ Peter Michielutti
Signature	Peter Michielutti
	Its:	EVP & CFO
8/24/07

Dated	Dated: 8/29/07